For Immediate Release

Exceed Company Ltd. Announces Extension of the Previously Announced Program for Cashless Exercise of Warrants through Ordinary Share Exchange and the Effectiveness of the Registration Statement Permitting the Exercise of the Warrants for Cash

BEIJING, CHINA, December 30, 2009 – Exceed Company Ltd. (“Exceed” or the “Company”) (Nasdaq: EDS), announced today, that it has extended its previously announced program for early cashless exercise of warrants through ordinary share exchange until Friday, February 26, 2009 at 5:00 p.m., EST (the “Offer Period”).  The offer previously was scheduled to expire on December 30th, 2009 at 5:00 p.m., EST The Company will continue to offer the holders of all 10,890,000 outstanding warrants (the “Warrants”) the opportunity, for a limited time, to acquire ordinary shares of the Company (the “Ordinary Shares”) through warrant for share exchange. Exceed is modifying the terms of the Warrants to permit, instead of paying the purchase price of $5.25 in cash, the exchange of 3.96 Warrants for one Ordinary Share.  The exchange ratio was determined by the board of directors of Exceed based on the ratio of the actual average daily closing prices of the Ordinary Shares and Warrants on NASDAQ for the period of November 9, 2009 to November 13, 2009.

Upon termination of the offer, all of the original terms of the Warrants will be reinstituted, and the Warrants will expire on November 8, 2011. This expiration could be accelerated by redemption as outlined in the filings made by Exceed and its predecessor 2020 ChinaCap Acquirco, Inc. (“2020”) with the SEC related to the original issuance of the Warrants.

The terms and conditions of the offer are set forth in the documentation distributed to record holders of the Warrants and of units of the Company.  The offer is being made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, warrant holders who tender warrants initially issued as part of 2020’s initial public offering will receive unlegended Ordinary Shares, which shall be freely tradable by non-affiliates of the Company.

A copy of the offering document relating to the offer may be obtained from Integrated Corporate Relations, Inc. (“ICR”), the Information Agent for the offering.  ICR’s telephone number for bankers and brokers and for holders of Warrants is (415) 419-5606.  Please contact the Information Agent with any questions regarding the offering.

The foregoing reference to the offer and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Exceed or any of its subsidiaries.

Investors and security holders are urged to read the following documents filed with the SEC, as amended from time to time, relating to the offer as they contain important information: (1) the Company’s registration statement on Form F-1; and (2) the Schedule TO. These and any other documents relating to the offer, when they are filed with the SEC, may be obtained at the SEC’s website at www.sec.gov, or from the Information Agent as noted above.

In addition, Exceed announced that the Registration Statement on Form F-1 filed by the Company with the Securities and Exchange Commission (the "SEC"), registering the  exercise of the warrants was declared effective by the SEC on December 23, 2009 at 4:30 pm Eastern Time.  Each warrant is exercisable for one ordinary share at an exercise price of $5.25.  The warrants will expire on November 8, 2011, unless sooner redeemed by the Company as permitted under the warrant terms.

ABOUT EXCEED COMPANY LTD

Exceed Company Ltd. designs, develops and engages in wholesale of footwear, apparel and accessories under its own brand, XIDELONG, in China. It is one of the leading domestic sports and leisurewear brands in China in terms of market share by sales revenue. Since operations began in 2002, Exceed has experienced significant growth in the mass market concentrated in the second and third tier cities in China and has established a market leading position as one of the top five Chinese sportswear brands. Exceed has three principal categories of products: (i) footwear, which comprises running, leisure, basketball, skateboarding and canvas footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps. Exceed Company Ltd. currently trades on Nasdaq under the symbols "EDS", "EDSWW" and "EDSUU".

FORWARD LOOKING STATEMENTS

This  press  release  contains  forward-looking  statements  within  the  meaning  of  the  Private  Securities Litigation Reform Act of 1995 regarding future events and future performance of Exceed. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in certain of Exceed's Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that Exceed files from time to time with the Securities and Exchange Commission. Exceed is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

INVESTOR RELATIONS CONTACT

Devlin Lander
ICR
(415) 419-5606
devlin.lander@icrinc.com